UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007 (March 28, 2007)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 28, 2007, OMNI Energy Services Corp. (“OMNI”) announced the execution of a non-binding letter of intent (the “Letter of Intent”) to acquire certain assets of Bailey Operating, Inc for $1.8 million in cash. The assets to be acquired will include a salt water disposal well, related permits and well-site equipment located on approximately five acres of land in Bowie, Texas. OMNI currently operates two salt water disposal wells in Louisiana through its recent acquisition of Charles Holston, Inc.

Completion of the acquisition is subject to negotiation and execution of a mutually acceptable asset purchase agreement, completion of due diligence satisfactory to OMNI, and the approval of the Board of Directors of both companies. The purchase price will be paid from available working capital and closing is expected during the second quarter of 2007.

The press release announcing signing of the Letter of Intent is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated March 28, 2007 issued by OMNI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: April 3, 2007
	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President